Marathon Petroleum Corp. announces Maryann T. Mannen as President, John J. Quaid as Chief Financial Officer

FINDLAY, Ohio, December 21, 2023 – Marathon Petroleum Corp. (NYSE: MPC) President and Chief Executive Officer Michael J. Hennigan today announced changes to the executive management team of MPC, effective January 1, 2024.

Maryann T. Mannen, executive vice president and chief financial officer of MPC, has been appointed president of MPC. Hennigan will continue to serve as MPC’s CEO, as well as the chairman, president and chief executive officer of the general partner of MPLX LP (NYSE: MPLX).

As MPC president, Mannen will have oversight responsibility for the nation’s largest refining business, commercial performance, and the health, environment, safety and security function. She also will continue to serve as a member of the board of directors of the general partner of MPLX. Prior to joining MPC in 2021, Mannen had a 35-year career in the energy sector, holding positions of increasing responsibility at TechnipFMC and predecessor companies, including executive vice president and chief financial officer.

“Maryann’s new role is in recognition of her leadership capability and the contributions she has made across the Marathon landscape over the past few years,” said Hennigan. “She has been instrumental in achieving our strategic progress.”

Succeeding Mannen, John J. Quaid, executive vice president and chief financial officer of the general partner of MPLX, has been appointed executive vice president and chief financial officer of MPC. He also will continue to serve as a member of the board of directors of the general partner of MPLX. Quaid joined MPC in 2014 as vice president and controller and became executive vice president and chief financial officer of the general partner of MPLX in 2021. Prior to joining MPC, Quaid held several roles of increasing responsibility at U. S. Steel.

“John’s financial expertise and effective communication style with the investment community will serve MPC well as we continue our relentless pursuit of shareholder value,” said Hennigan.

Mannen and Quaid will continue reporting to Hennigan in their new roles.

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About Marathon Petroleum Corporation

MPC is a leading, integrated, downstream energy company headquartered in Findlay, Ohio. The company operates the nation's largest refining system. MPC's marketing system includes branded locations across the United States, including Marathon brand retail outlets. MPC also owns the general partner and majority limited partner interest in MPLX LP, a midstream company that owns and operates gathering, processing, and fractionation assets, as well as crude oil and light product transportation and logistics infrastructure. More information is available at www.marathonpetroleum.com.

MPC Investor Relations Contacts: (419) 421-2071

Kristina Kazarian, Vice President, Finance and Investor Relations
Brian Worthington, Director, Investor Relations
Kenan Kinsey, Supervisor, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

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